Exhibit 10.18

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

ALLIANCE AND LICENSE AGREEMENT

National Geographic Society (“NGS”) 1145 Seventeenth Street, NW Washington, DC 20036-4699	Lindblad Expeditions, Inc. (“Lindblad”) 96 Morton Street New York, NY 100114

Contact Person:	Contact Person:

Tel. No.: Fax No.: Email:	Tel. No.: Fax No.: Email:

THIS ALLIANCE AND LICENSE AGREEMENT (“Agreement”) is dated as of December 12, 2011 (the “Effective Date”), between:

(1)          National Geographic Society (“NGS”), and

(2)          Lindblad Expeditions, Inc. (“Lindblad”).

WHEREAS, NGS is a tax-exempt membership educational organization whose principal objective is “to inspire people to care about the planet” by promoting education and scientific knowledge about geography, nature and the environment to its members and other interested parties;

WHEREAS, NGS in furtherance of its educational and scientific mission, desires to provide its members with travel programs of educational, geographical and cultural value and interest;

WHEREAS, Lindblad is an experienced operator of high quality passenger expedition cruise ships and operates a fleet of NG-Branded Ships (defined below) in addition to other non-”National Geographic” branded ships which it occasionally charters; and

WHEREAS, NGS and Lindblad wish to continue their broad strategic alliance to further each organizations’ individual goals of helping people explore the world and inspiring people to care about the planet through this new Agreement; which replaces the current Agreement, dates October 3, 2006.

[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties agree as follows:

1.            DEFINITIONS. All words appearing within the text of this Agreement with initial letter capitalized (except the first word of a sentence and proper nouns) and all words appearing within underlined section captions with initial letter capitalized and within quotation marks are specifically defined terms for purposes of this Agreement, the definitions for which are set below. Words that appear within parentheses and quotation marks with initial letters capitalized are specifically defined terms for purposes of this Agreement defined by the text immediately preceding the parentheses. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

All capitalized terms used herein and not otherwise defined in this Agreement shall have the meanings set forth below:

(a)            Advertising and Trip Materials: All advertising, promotional, publicity and consumer materials which are produced by or for Lindblad which bear any of the Licensed Property (including, but not limited to, letters, brochures, advertisements, pre-trip materials, website content and other marketing materials).

(b)            ATA: Academic Travel Abroad, is the call center for NGE, responsible for maintaining the toll free number receiving all incoming calls.

(c)            Business Day: Means the following five (5) days of the United States calendar week: Monday, Tuesday, Wednesday, Thursday and Friday, but specifically excludes any said day listed above on which a United States holiday during which federal government offices are closed in the United States occurs during the applicable calendar year of the Term.

(d)            Competing Trip: Means a Lindblad Trip on a “river-going” ship where the parties mutually agree in writing in advance that such trip will not be a NGE/Lindblad Trip and where NGE is promoting a substantially similar NGE Trip (that is not a NGE/Lindblad Trip) to the same destination. Lindblad may promote the Competing Trips in its “Explorations” catalog; however Lindblad may not use the Licensed Property in individual brochures promoting the Competing Trip. As of the Effective Date, the Lindblad Trip to [*] Competing Trip.

(e)            Competitive Cruise Ship: Any cruise ship marketed primarily to the United States market, operated by anyone other than Lindblad, having a capacity [*] passengers.

(f)            Licensed Content: Certain copyrights, photography, images, artwork, design and style elements owned by, or licensed to, NGS that NGS may from time to time authorize Lindblad to use pursuant to this Agreement.

(g)            Licensed Marks: [*] and those certain other trademarks, names, titles, logos and symbols owned by NGS that NGS may from time to time authorize Lindblad to use pursuant to this Agreement. Lindblad agrees that the Licensed Marks must be used in strict conformance with the National Geographic Brand/Design Identity Guidelines. Relevant portions of such guidelines and technical specifications for use of the Licensed Marks, and master copies of the Licensed Marks are available at www.id.ngs.org.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(h)            Licensed Property: Collectively, the Licensed Marks and Licensed Content.

(i)            Lindblad Ships: Any ship owned by Lindblad, including NG-Branded Ships, or a ship chartered by Lindblad and approved pursuant to the Section headed QUALITY CONTROLS AND PROCEDURES.

(j)            Lindblad Trips: Any trip offered and operated by Lindblad, including (a) pre- or post-trip extensions, (b) trips on Lindblad Ships, (c) any trip by charter companies that charter a Lindblad Ship, but excluding any trips by conveyance other than ship, unless specifically identified and agreed in writing by NGE and Lindblad. Unless otherwise specifically stated, Lindblad Trips specifically include NGE/Lindblad Trips. The parties also agree that Lindblad Trips include the trips offered and operated by Lindblad to Peru.

(k)            Net Revenues: All monies and the fair market value of any other consideration received by Lindblad from Participants [*] (including, without limitation, from [*]) in payment for all Lindblad Trips, including without limitation [*], [*]: (a) [*] and [*], including [*]; (b) [*] of all kinds made by Participants including, without limitation[*] made in the [*]; (c) revenues from [*] by Lindblad to Participants (other than NGE/Lindblad Trips’ Participants); (d) [*]; and (e) [*]. Lindblad shall recognize Net Revenue in the month a Lindblad Trip departs, in accordance with accounting principles generally accepted in the United States.

(l)            NG-Branded Ships: Any ship owned by Lindblad that operates under the name “National Geographic” and is approved by NG. As of the Effective Date, NG has approved the following five (5) NG-Branded Ships: National Geographic Explorer, National Geographic Endeavour, National Geographic Islander, National Geographic Sea Lion, and National Geographic Sea Bird.

(m)            NG Expeditions Traveler and Inquirer Database: The database consisting of persons who have traveled with NG Expeditions, who are booked to travel with NG Expeditions, who have been at any time waitlisted on NGE Trips, who have been booked at any time to travel with NG Expeditions and have cancelled, or who have inquired about NG Expeditions at any time or who have responded to NG Expeditions marketing activities at any time.

(n)            NGE: National Geographic Expeditions, the travel program of the National Geographic Society marketed under the service mark “National Geographic Expeditions.”

(o)            NGE/Lindblad Trips: All Lindblad Trips, other than Competitive Trips, and promoted by NGE in its catalog, website and any other marketing channel used by NGE.

(p)            NGE/Lindblad Trip Participant: Any individual who travels on a NGE/Lindblad Trip and books through any NGE channel (e.g. NGE phone line, NGE web site, etc.) or any individual who books through a Lindblad phone line, Lindblad website or a travel agent, and identifies themselves or is identified as being sourced through NGE channels or promotions.

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(q)            NGE Trips: These are trips offered or operated by NGE. Unless otherwise specifically stated, NGE Trips include NGE/Lindblad Trips; however, all NGE Trips other than NGE/Lindblad Trips are outside the scope of this Agreement.

(r)            NGS Marketing Database: A database of names and related purchase and, where available, demographic information maintained by NGS, in accordance with applicable privacy law, of NGS members, lapsed members and customers with mailing addresses in the United States which is available to NG Expeditions for marketing and promotional purposes. The NGS Marketing Database excludes the NG Expeditions Traveler and Inquirer Database and special databases that NGS maintains (e.g. for mission programs, development, etc.).

(s)            Notice: Sending, in writing, all notices and the like, required under this Agreement, by a reputable private overnight delivery service or by certified or registered mail, charges prepaid, to the Contact Person and the address of Lindblad and NGS as set forth on page 1 of this Agreement, unless said address is later changed by Notice given to the other parties. In addition to the Contact Person for NGS set forth on page 1 of this Agreement, a copy of any and all legal notices shall be sent by Notice to: National Geographic Society, Law, Business & Governmental Affairs, 1145 17th Street, NW, Washington, DC 20036, Attention: Terrence B. Adamson, Executive Vice President. Notice shall be deemed to be received and effective on the next Business Day following the day on which Notice was deposited with a reputable overnight delivery service or two (2) Business Days after mailing by registered or certified mail. For review and approval requests, notice may be given by email and will be considered delivered as of the date sent (with confirmation of receipt) to the email address identified from time to time by the relevant party.

(t)            Other Providers: Public and private carriage operators, hotels, ground operators, suppliers, tourist agencies, and other independent contractors or vendors whose services are retained by Lindblad for the benefit of Participants.

(u)            Participant: Any individual passenger who travels on a Lindblad Trip.

(v)            Quarter: The term “Quarter” shall be the calendar quarters ending March 31, June 30, September 30 and December 31 of each calendar year.

(w)            Royalty: The percentage amounts specified in the Section headed TERMS OF PAYMENT that Lindblad shall pay to NGS.

(x)            Tour Operator Agreement: A separate agreement of the same date as this Agreement between NGS and Lindblad for Lindblad’s provision of services for the NGE/Lindblad Trips.

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2.            PURPOSE. NGS and Lindblad have set forth their agreement to collaborate with each other for their mutual benefit.

(a)            NGS and Lindblad have an existing Agreement with an Effective Date of October 3, 2006 (“Existing Agreement”), and they hereby desire to terminate the Existing Agreement and have the terms of this Agreement replace the Existing Agreement in its entirety.

(b)            Lindblad acknowledges and agrees that: (i) all rights not specifically and expressly granted to Lindblad in this Agreement are reserved to NGS; (ii) all usages of the Licensed Property pursuant to this Agreement shall inure to the benefit of NGS; (iii) Lindblad shall not have proprietary rights of any nature in and to the Licensed Property and may use Licensed Property only during the Term on or in connection with the Lindblad Trips strictly in accordance with the provisions of this Agreement; and (iv) Lindblad shall not claim any proprietary rights in and to the Licensed Property and will not contest by legal proceedings or otherwise the validity of the Licensed Property, the rights of NGS therein, or the validity of this Agreement or any part thereof

(c)            NGS will use reasonable efforts to demonstrate support of the alliance created by this Agreement, by devoting sufficient resources and priority to its specific obligations herein that they will be achieved in a prompt and a commercially reasonable manner. Specifically, but without limitation, NGS acknowledges that “expedition travel” is by its nature subject to commercial risks and uncertainties.

3.            TERM. This Agreement commences as of the Effective Date and expires December 31, 2017 (the “Term”). This Agreement applies to any Lindblad Trips scheduled to occur during the period of time commencing on January 1, 2012, and continuing through December 31, 2017. The Agreement may be terminated prior to its scheduled expiration pursuant, but without limitation, to the provisions of the Section with the heading, TERMINATION. The Term may be extended if both parties mutually agree in a written amendment to this Agreement signed by both parties.

4.            LINDBLAD TRIPS DEVELOPMENT, ADMINISTRATION AND OPERATION.

(a)            Lindblad is responsible for all development, administration and operation of the Lindblad Trips and all associated expenses.

(b)            Lindblad and NGE will work together to identify key strategic destinations, program enhancement opportunities, and NG Experts and to develop marketing strategies and possible other areas of collaboration.

(c)            In consultation with NGS, Lindblad will design and assemble each itinerary for each Lindblad Trip, and submit it to NGS for review and comment. In developing the slate of Lindblad Trips for any calendar year, Lindblad will take into account considerations and interest of NGE and its travelers.

(d)            Following the process outlined in Section (c) above and in accordance with Exhibit A. Lindblad will provide a list of planned destinations for the calendar year to NGS. NGS will review for possible enhancement opportunities, and will collaborate with Lindblad on which enhancements to incorporate into the itineraries.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(e)            Lindblad will hire, manage, and pay qualified staff necessary to operate each Lindblad Trip, including but not limited to the expedition leader; naturalists and other experts; and local guides. Each staff shall have credentials reasonably qualifying such person to provide substantive, informative, and educational talks to the Participants, and [*] stations each Lindblad Ship will have expertise in the region that is the destination of the Lindblad Trip. Upon NGS’ request, Lindblad will provide NGS with biographical information for any staff members, and if NGS has serious concerns about the use of a particular staff member, Lindblad agrees to give substantial consideration to NGS’ views in making a decision about future use of the staff person.

5.            MARKETING / PROMOTION.

(a)           NGS hereby grants to Lindblad a non-exclusive license to use the Licensed Property for the advertising and promotion of Lindblad Trips in the United States, its territories and possessions (collectively, the “Territory”). In the event Lindblad wishes to use the Licensed Property in advertising and promotion directed at a specific region outside the Territory, NGS and Lindblad may mutually agree in writing in advance. In addition, NGS hereby grants to Lindblad a non-exclusive license to use the Licensed Property in association with the Lindblad Expeditions name, trademarks, service marks and logos in connection with promotional and public relations communications in the Territory relating to Lindblad Trips departing during the Term to destinations worldwide, subject to the terms, limitations and conditions of this Agreement. Notwithstanding the foregoing, Lindblad shall make no use of the Licensed Property:

(i)            In association with any third party trademark in any promotion or communication for the Lindblad Trips, except pursuant to approvals granted pursuant to the Section headed QUALITY CONTROLS AND PROCEDURES.

(ii)          To promote Lindblad Trips to persons domiciled outside the Territory except to persons who are on Lindblad’s mailing list by virtue of being: past guests; waitlisted or cancelled guests; persons who have, at any time, inquired about Lindblad Trips; or persons who have responded to Lindblad marketing activities targeted to the Territory. The parties acknowledge that such persons as described under the exceptions in the foregoing sentence currently constitute and during the Term will constitute an insubstantial percentage of Lindblad’s mailing list.

(b)          Lindblad shall use commercially reasonable efforts, and [*], to sell, advertise, promote and support its sale of the Lindblad Trips throughout the Term, unless specifically stated in the Tour Operator Agreement. Advertising and Trip Materials shall be subject to the review and/or approval process set forth in the Section headed QUALITY CONTROLS AND PROCEDURES.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(c)           Lindblad will showcase NGS as an institution on the NG-Branded Ships and on other Lindblad Ships operating NGE/Lindblad Trips and will make every effort to ensure all on-board materials, as well as verbal and digital communications, will reflect the Lindblad and NGS co-branding subject to the process set forth in the Section headed QUALITY CONTROLS AND PROCEDURES. NGS and Lindblad will work together to identify opportunities for Lindblad or NGE to advertise in NGS media or for Lindblad to sponsor NGS programs. Opportunities will be evaluated by Lindblad and decided upon entirely in the context of merit and desirability to promote mutual goals.

(d)           NGS and Lindblad will develop and mutually agree on a plan to sell NGS [*] in the stores onboard Lindblad Ships.

(e)           Lindblad shall alert NGS of any media representatives (whether print, broadcast, internet, or any other kind) to be participating on or within a Lindblad Trip, and obtain approval from NGS for any significant publicity activity arranged by or with the cooperation of Lindblad featuring National Geographic elements including licensed content or National Geographic Experts

(f)           While each organization operates separate and unique marketing programs, there exist media or platforms, such as Internet search campaigns, where these efforts may overlap. In the event that such a circumstance arises, NGE and Lindblad will collaborate to efficiently and effectively promote the Lindblad Trips in these media. The parties agree that Lindblad will defer to NGE with respect to any name that includes “National Geographic” except for the names of the NG-Branded Ships.

(g)          NGE and Lindblad agree that the terms set forth in Exhibit D identify and govern the existing terms for collaboration on the NGE loyalty program for Lindblad Trips. In addition, NGE and Lindblad agree to work together to support other membership programs developed by National Geographic. NGS grants to Lindblad a non-exclusive, non-transferable right and license to use the NGS Marketing Database for the purpose of promoting, via mail, the sale of Lindblad Trips, subject to NGS approval of each use.

(i)            The parties agree to work together to identify and execute means other than mail (such as email) whereby Lindblad Trips will be marketed to the persons on such database, consistent with applicable law and subject to the restrictions which NGS imposes on use of its e-mail database. Uses of the NGS Marketing Database described in the previous sentence shall be subject to all the terms of this Agreement, and there shall be [*] for such uses.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(ii)          NGS agrees to provide list selection assistance to Lindblad for the purpose of better selection and segmentation of the NGS Marketing Database. Lindblad shall reimburse NGS for out-of-pocket costs incurred, in performing functions related to list selection. NGS current charges are:

●	To perform a merge/purge, the one-time set up fee for each mailing is approximately [*] and selection cost, subject to change, are (a) [*] per [*] names for lists up to [*] names, (b) [*] per [*] names for lists ranging from [*] names through [*], and (c) [*] per [*] names for lists of more than [*] names.

●	For statistical modeling, the cost is currently [*].

(iii)         Lindblad acknowledges that the NGS Marketing Database shall remain the property solely and exclusively of NGS. Lindblad shall use the NGS Marketing Database only as provided in this Agreement, and shall not disclose the contents of the NGS Marketing Database to any third party, or permit any agent, employee, or contractor to do so. Lindblad agrees, after each and every use of the NGS Marketing Database (i.e., a mailing or a sales analysis), to destroy any copies of the NGS Marketing Database and return to NGS or destroy all unused mailing labels created from the NGS Marketing Database. Lindblad agrees to comply with all laws and regulations applicable to the use of data, including but not limited to data and privacy laws.

6.            CUSTOMER CONTACT.

(a)           For Lindblad Trips:

(i)            Lindblad will receive and process all customer requests for information and reservations for Lindblad Trips. Lindblad is responsible for fulfillment of inquiries, reservations, including airline reservations, customer service, development and distribution of pre-trip and post-trip materials, and all associated expenses.

(ii)          All pre-trip materials for Lindblad Trips will be co-branded with the Licensed Property (including, but not limited to packing suggestions, travel fact sheets, a reading list, emergency contact information and a final itinerary noting any revisions to published marketing copy). Lindblad will submit all pre-trip materials to NGS for review before sending any pre-trip materials to Participants

(iii)         Lindblad is continuing the development of an online system for the delivery of travel documents to Participants. Lindblad agrees to collaborate with NGE to ensure that this online system meets NGE requirements with regard to data capture, data security, click-thru links, and content elements and shall make no use of this system for NGE/Lindblad Trip Participants until NGE provides its final written approval. Lindblad will manage post-trip administration for all Participants, including distribution of evaluation forms to Participants, including all Lindblad/NGE Trip Participants. Upon request from NGS, Lindblad will provide NGS with copies of evaluation forms completed by Participants on Lindblad Trips. During the Term, Lindblad and NGE may collaborate on a program for electronic delivery of or on-line evaluations for Lindblad Trips. Lindblad shall make no use of such an electronic evaluation process for NGE/Lindblad Trip Participants until NGS provides its final written approval.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)           For Lindblad Trips, Lindblad will provide the following National Geographic enhancements to the pre-trip materials provided to all Participants.

(i)            NGE and Lindblad will work together to develop a program to provide [*], such as a [*] as an added enhancement (to be received by one Participant per household on all bookings on Lindblad Trips). This item will either be mailed to Participants in advance or waiting in their cabin upon arrival. Lindblad and NGS will develop a mutually agreed plan and budget for [*] for each Lindblad Trip. NGS will provide such materials to Lindblad at a [*] and Lindblad will be responsible for all costs to [*] deliver such materials to Participants.

(ii)          Lindblad will also cover expenses for a program in which all Participants (one per household) receive a [*] to the National Geographic magazine [*]. NGS will provide these [*] to Lindblad for a [*] per subscription and invoice Lindblad no more frequently than monthly based on actual redemptions.

(c)            In collaboration with NGS, Lindblad will ensure that all customer contact staff and expedition staff receive a briefing and training program on NGS, its mission and programs, with updates no less frequently than [*] during each year of the Term.

(d)            Lindblad will perform invoicing and collect payments from Participants.

(e)            Lindblad will promptly forward to NGS any significant complaint letters, calls and e-mails related to the administration and delivery of any Lindblad Trip, as received, and will notify NGS of any significant problem impacting NGS or Lindblad, as soon as practicable after Lindblad becomes aware of it.

7.           NGS EXPERTS.

(a)            NGS and Lindblad will collaborate on the identification of individuals whose services Lindblad may engage as NGS-associated experts including photographers, researchers and other representatives (“NGS Experts”), as requested and available, to give educational lectures on the Lindblad Trips. Specifically, NG and Lindblad will identify photographers to accompany all departures aboard the National Geographic Explorer and all Lindblad Trips classified as “photo expeditions.” Each NGS Expert shall have credentials reasonably qualifying such person to provide substantive, informative, and educational talks to the Participants, and will have expertise in the region that is the destination of the Lindblad Trip or as a photographer, as appropriate. NGS and Lindblad will work together to identify and approach potential NGS Experts.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)            Engagement of NGS Experts shall be by a written contract between Lindblad and the NGS Expert, and Lindblad will provide NGS with a photocopy of the contract that has been signed by both the NGS Expert and Lindblad prior to commencement of each Lindblad Trip featuring a NGS Expert. In the event an NGS Expert cancels, NGS and Lindblad will coordinate to identify a suitable replacement.

(c)            Lindblad agrees to pay [*] of any NGS Expert on each Lindblad Trip featuring a NGS Expert and to pay [*] of each NGS Expert, including [*]. The [*] for each NGS Expert shall be at the [*] set by NGE for NGE Trips [*] and include the travel day(s) listed in the itinerary published, payable within 30 days of the completion of the Lindblad Trip. Lindblad will also pay the NGS Expert [*] Lindblad Trip to cover [*], within 30 days of completion of the Lindblad Trip. Lindblad will also provide [*]equivalent to [*] per person at [*] hosted by the NGS Expert. Each Expert will enjoy the same [*] privileges as Lindblad Expedition staff. Lindblad may, in its sales literature (approved by NGS), refer to the planned participation of NGS Experts.

(d)            NGS shall provide to Lindblad appropriate identifying materials (curriculum vitae, photograph, etc.), suitable for promotional purposes, pre-approved by each NGS Expert, such that no review process beyond that set forth in the Section headed QUALITY CONTROLS AND PROCEDURES will be necessary. Lindblad agrees to send the NGS Expert copies of all pre-trip materials sent to the Participant

(e)            NGS and Lindblad will work to identify opportunities to enable more of Lindblad’s experts to have some form of relationship with NGS editorial, research and film divisions.

8.            GROUP PARTICIPATION.

(a)            NGS recognizes that Lindblad has a long history of working successfully with a number of organizations and affinity groups. NGS agrees with offering space on Lindblad Trips to non-profit museums, historical societies, conservation groups, and university alumni associations. With respect to other groups, Lindblad agrees not to offer space on Lindblad Trips to organizations whose mission is inconsistent with the NGS mission or brand. In case of doubt, Lindblad shall discuss the matter in advance with NGS and if NGS holds a reasonable opinion that such inconsistency exists, Lindblad agrees not to work with such organization.

(b)            It is the parties’ general intention that except for specific Lindblad discount programs set forth in Exhibit B Lindblad Discount Programs Currently In Place Beyond The General Discount Programs Offered In The Brochures and any loyalty programs offered by either NGE or Lindblad, Lindblad pricing and special offers will be [*] for all Participants, whether groups or individuals, booking under [*] circumstances. Lindblad agrees to use its best commercial judgment in applying this principle, with [*] and the [*] as primary considerations.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

9.            CHANGES IN ITINERARY, AND TRIP CANCELLATIONS.

(a)            Lindblad may change or cancel a Lindblad Trip to accommodate the needs, interests, health or safety of or in the event of changed circumstances beyond the control of Lindblad that create a danger to Participants’ health and safety or threaten the successful completion of the scheduled itinerary, subject to notifying NGS of significant changes as soon as practicable before or after such change. In establishing itineraries and in determining whether to change or cancel an itinerary, Lindblad will act prudently in accordance with its past and existing practices, with the safety and health of Participants and crew being the paramount concern and taking into account all other relevant factors including Participant satisfaction concerns, reputation of the parties hereto, risk to the Lindblad Ship, insurance matters, and commercial concerns.

(b)            If NGS has good faith material concerns with respect to the safety, health or welfare of the Participants, Lindblad agrees to consult with NGS and to give substantial consideration to NGS’ views prior to making a decision concerning any initial itinerary or any cancellation or change of itinerary. Notwithstanding the foregoing, both parties agree that a Lindblad Trip will not be operated in any destination where the U.S. State Department has a Travel Warning, or where travel by U.S. citizens is generally prohibited by U.S. law. If such a Warning is issued prior to departure, Lindblad will determine whether to re-route the Lindblad Trip, cut short the duration of the Lindblad Trip or cancel the departure, and notify NGS of the change.

(c)            In the event a Travel Warning is issued for an area where a Lindblad Trip is in progress, Lindblad agrees to evacuate those Participants as quickly as possible. Lindblad agrees to provide refunds to Participants in accordance with the applicable terms and conditions provided to Participants. Notwithstanding the foregoing, in the event of a general act of terrorism or any other significant event that causes booked Participants on a Lindblad Trip to have legitimate concerns about their individual safety, welfare, or ability to enjoy their Lindblad Trip, and to request to cancel their participation, Lindblad agrees to consult with NGS and to give substantial consideration to NGS’ views prior to making a decision concerning the Participants requests.

10.            REPRESENTATIVES. In order to facilitate the operation of this Agreement in a manner consistent with both parties’ educational mission and reputation for quality, Lindblad shall name a staff member as the designated NGS representative for the alliance between Lindblad and NGS. Lindblad shall pay NGS a sum each year sufficient to cover 50% of salary, bonus, benefits, and other related costs for two NGS staff persons who will reside at NGS offices. NGS agrees to review bonus goals in advance with Lindblad. NGS will invoice Lindblad on the first date of each calendar quarter; however, NGS may invoice Lindblad for the initial payment within thirty days (30) of such staff person’s hire date. In the event the staff person’s employment ends or is terminated during a quarter and there is a gap before NGS fills the position, NGS will reflect such change in its next invoice. NGS will consult with Lindblad prior to filling such position to ensure that the person hired for the position is acceptable to both parties. The parties shall mutually agree on the annual amount [*] for such staff position, with [*] in accordance with NGS employment policies.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

11.            LINDBLAD COMMUNICATION. Within [*] of each Lindblad board meeting, Lindblad will provide NGS a summary of major decisions, situations, issues, or actions related to or impacting Lindblad. [*].

12.            NON-COMPETITION.

(a)            During the Term, Lindblad shall not enter into any agreements with Discovery Communications, Inc., or its affiliates or subsidiaries (“Discovery”) other than the purchase of advertising on any Discovery media or the license of film or video that LEX captures and owns (“LEX Media”) on a non-exclusive basis, as long as the LEX Media is non-branded, non-identifiable and excludes any footage of NGS staff or experts or the NGS name or trademarks. Other than as set forth in the immediately preceding sentence, Lindblad shall make no sale, transfer or otherwise provide any photography or other media (other than described above) created by or for Lindblad on any of the Lindblad Trips to Discovery. Lindblad also agrees that it shall neither participate in any filming by or for Discovery, nor permit any representatives of Discovery, or independent producers producing for Discovery, to work or film on location on board any of the Lindblad Trips.

(b)            NGS will not, during the Term, grant any third party the right to use the Licensed Property as the name (in whole or in part) of a Competitive Cruise Ship; provided, however, NGS is under no restriction regarding (i) use of the Licensed Property in connection with any products to be sold on or to Competitive Cruise Ships; (ii) any activities related to the NGS Credit Card program; (iii) any activities related to a NGS membership program; or (iv) any agreements with a Competitive Cruise Ship with respect to advertising by the Competitive Cruise Ship in NGS media (e.g., publications, nationalgeographic.com, television or the National Geographic Channel). None of the restrictions on NGS in this Section apply to any marketing or promotional activities outside of the Territory nor shall they be construed in any way whatsoever to limit any NGS editorial products.

(c)            To avoid confusion in the marketplace, Lindblad agrees that it will not use the National Geographic / Lindblad Expeditions co-branded presentation or any similar format in any marketing materials directed to any affinity group, tour operator, or other organization, as of the Effective Date of this Agreement.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

13.          [*] PASSAGE.

(a)            Lindblad will make available to NGS, on a [*] basis, [*] cabins in each calendar year of the Term, with no more than [*] cabin per any particular Lindblad Trip, unless otherwise mutually agreed in writing. Except as otherwise specified in the preceding sentence, the timing and allotment of this [*] allowance will be on a mutually agreed basis. Of the [*] cabins described above, any of such cabins that remain unused by NGS at the end of the year will be [*] cabins for the next year, and the parties will mutually agree upon the timing and allotment of such [*] cabins. NGS may use up to [*] of its cabin allocations for any land programs the parties may mutually agree to operate, with no more than [*] cabin equivalent allocations for any [*] land Itinerary. In addition, Lindblad will make available to NGS, on a [*] basis, up to [*] cabins, subject to availability of the cabins 120 days in advance of the departure date and mutual agreement on the timing.

(b)            As mutually agreed, Lindblad will make available [*] cabin(s) on Lindblad Ships for NGS television, film, magazine, book or research projects.

(c)            The [*] cabins referenced in Section (a) are separate from, and incremental to, any cabins that may be provided by Lindblad in Section (b) or to NGS Experts with whom Lindblad contracts to perform services on any Lindblad Trips.

14.          TERMS OF PAYMENT.

(a)            Royalty Payments. Lindblad shall pay NGS a Royalty equal to [*] from Lindblad Trips, excluding [*] from NGE/Lindblad Trip Participants and [*] from a Competing Trip. Under no circumstance shall any [*] be subject to both a Royalty under this Agreement and an “NGS Fee” specified in the Tour Operator Agreement.

(b)            Royalty Term. Royalties shall begin with the first Lindblad Trip departing on or after January 1, 2012 and continue through the last Lindblad Trip departing on or before December 31, 2017.

(c)            Timing of Payments. All Royalty Payments shall be made to NGS no later than thirty (30) days after the last day of each Quarter for all Lindblad Trips departing during such Quarter. Simultaneously with such Payments, Lindblad shall submit its respective Reports pursuant to this Agreement.

(d)            Payment Instructions. All payments to NGS shall be made by check or wire transfer in United States dollars. Checks shall be made payable to National Geographic Society and shall be sent by Lindblad to the following:

National Geographic Expeditions
Attn:
1145 Seventeenth Street, N.W.
Washington, D.C. 20036

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Payment by wire transfer shall be directed as follows:

Bank Name:
Address:

ABA#:
Account Title:	National Geographic Society
Account No.:
Attention:
Notation:

At the time any wire transfer is initiated, Lindblad shall provide written notice by email or fax to the NGS Contact Person identified on page 1 of this Agreement indicating that the payment is being remitted.

(e)            Late Payments. A finance charge of [*] per month shall be payable on any payment beginning as of the thirtieth (30th) day after payment is due and continuing on the outstanding balance from time to time until paid in full. Such late payment charge, however, shall not be assessed if and for so long as, Lindblad’s delay in payment is caused in material part by an Event of Force Majeure (as such term is defined below).

(f)            Currency. All Participant transactions relating to the Lindblad Trips shall be conducted in U.S. dollars.

15.          REPORTS AND RECORDS.

(a)            Quarterly Reporting. Lindblad shall render to NGS reports, duly certified by an officer of Lindblad to be true and accurate, for each Quarter during the Term (the “Report”). The Report for each Quarter shall be delivered to NGS no later than thirty (30) days after the last day of the Quarter. Each Report shall include the following information in a format acceptable to NGS: For all Lindblad Trips departing during the Quarter: (i) the date and itinerary of each Lindblad Trip; (ii) the number of Participants, including cancelled Participants; (iii) the invoiced price for each Participant, and the invoiced price related to any pre- or post-trip extension(s); (iv) gross revenues from the Lindblad Trips on a per-trip basis during the Quarter as of the last day of the Quarter, broken down by source of revenue; (v) a computation of the Royalty Payments due NGS as specified in the Section headed Royalty Payments within the Section TERMS OF PAYMENT, above; and (vi) an itemization of all allowable deductions, if any; and such other information concerning the operation of Lindblad Trips and relevant to the calculation of Royalty Payments as requested by NGS.

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(b)            Books of Account; Audits. Lindblad shall keep full and accurate books of account and business records and copies of all documents and other material relating to this Agreement at Lindblad’s principal office. Such books of account, business records, documents and materials shall be open for audit or inspection, once per calendar year, by NGS’ authorized representatives, who shall be at liberty to make copies thereof, during Lindblad’s regular business hours upon five (5) days Notice and shall remain available for a period of [*] after delivery of the last Report due NGS hereunder. At NGS’ request, Lindblad shall provide an authorized employee to assist in the examination of Lindblad’s records. All information revealed to NGS or its representatives and auditors under this subsection shall be treated as confidential. If NGS should conduct an audit for any period of time, and the [*] or computation of Royalty Payments due as shown by Lindblad’s Reports for any such period of time should be found to be understated then: (i) within ten (10) days of Notice Lindblad shall pay the amount of the understatement of Royalty Payments due NGS plus interest thereon for each day the correct payment was due NGS computed at an annual rate of [*] calculated on the date on which payment is made to NGS; and (ii) if the amount of such understatement shall be more than [*] of the amount previously reported to NGS, then within ten (10) days of Notice Lindblad shall pay to NGS the reasonable professional fees and direct out-of-pocket expenses incurred in conducting such audit. The receipt or acceptance by NGS of any Reports furnished pursuant to this Agreement, or the receipt or acceptance of any royalty payments made, or the fact that NGS has previously audited the periods covered by such Reports, shall not preclude NGS from questioning their accuracy at any time. If any inconsistencies or mistakes are discovered in such statements or payments, appropriate adjustments shall be made immediately by the parties.

16.          LINDBLAD/NGS FUND FOR CONSERVATION, RESEARCH AND EXPLORATION. Lindblad and NGS will continue to support the “Lindblad / NGS Fund” to support exploration, research and conservation projects pursuant to the agreement set forth in Exhibit E (“Lindblad / NGS Fund Agreement”). The parties desire to amend the Lindblad / NGS Fund Agreement, as follows:

(a)           REPLACE all reference to “License Agreement” with “Alliance and License Agreement.”

(b)           REPLACE the last sentence in the second paragraph under Paragraph 1 with the following language:

Upon expiration or termination of the Alliance and License Agreement, this Agreement shall terminate except that the Board shall continue to operate and NGS shall continue to administer third party contributions (i.e. funds raised pursuant to Paragraph 3.1, below). Upon expiration or termination of this Agreement NGS shall transfer all unspent or uncommitted Designated Royalties to it general fund to be dispersed as prioritized by NG Mission Programs.

(c)           Establish a maximum amount of [*] in the aggregate to be paid out from the Designated Royalty, (definition below) for grants in any calendar year under the Lindblad / NGS Fund Agreement.

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(d)          REPLACE sub-Paragraph 3.3 of the Lindblad / NGS Fund Agreement with the following language:

3.3	Under the terms of the Alliance and License Agreement and upon the receipt of the final royalty check for each calendar year, NGS will designate to the LEX/NGS Fund [*] of the royalties paid by LEX (the “Designated Royalty”). The Designated Royalty payment will begin with the calendar beginning January 1, 2011. NGS will continue to make a Designated Royalty payment through December 31, 2015.

3.4	Upon the receipt of the final deferred royalty payment as outlined in Alliance and License Agreement, NGS will make an additional Designated Royalty payment to reflect the period from January 1, 2010 through December 31, 2010. No Designated Royalty will be due for any period prior to January 1, 2010.

3.5	The Designated Royalty shall be used for grants issued by the Fund, as well as expenses associated with administering the Fund.

3.6	For purposes of clarification, if LEX fails to be current in payments at any time during the Term, no Designated Royalties shall be due from NGS or shall accrue from such past due balances.

17.          QUALITY CONTROLS AND PROCEDURES.

(a)            Warranty of Quality. Lindblad represents and warrants that each Lindblad Trip will be [*], including but not limited to facilities, maintenance, accommodations and programs, and shall provide a [*]. Lindblad further represents and warrants that it will take all steps reasonably necessary to ensure the safety and enjoyment of all Participants, and that it will operate in compliance with all applicable legal requirements, standards, laws, regulations and ordinances, in the United States and in each country in which a Lindblad Trip is conducted. Given the complex nature of the travel business, and the multitude of factors beyond Lindblad’s control that can influence the success of a Lindblad Trip, Lindblad cannot guarantee 100% customer satisfaction. There will on occasion be complaints, the nature of which may be beyond the scope of Lindblad’s influence. However, Lindblad agrees to respond to all reasonable Participant complaints, and strive for 100% customer satisfaction. In the unlikely event that a Participant is dissatisfied with a Lindblad Trip for a discernable reason, and brings it to the attention of NGS, NGS and Lindblad will develop a mutually agreed response, which may include a [*] Lindblad.

(b)            Inspection. NGS or its representatives (e.g., inspectors or surveyors) shall have the right to inspect the Lindblad Ships, at sea or at the shipyard, at any time once during each calendar year of the Term in order to ascertain compliance with the health, safety and quality provisions of this Agreement. Such inspections may be announced in advance or may be unannounced, and shall not interfere with the operation of the Lindblad Ship nor result in displacement of any Participants.

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(c)          General Procedures.

(i)            General. Lindblad agrees to retain all materials relating to reviews in its files during the Term of this Agreement and for [*] thereafter. NGS agrees to designate part of the job responsibilities of the staff persons described in the Section headed REPRESENTATIVES to facilitate reviews and approvals.

(ii)          Timing and Standard of Review. The parties mutually acknowledge and agree that (a) any material delays in the process of preparing, approving, printing, and distribution of promotional materials are likely to have a material adverse effect on bookings; and (b) Lindblad’s own proprietary marks, and the goodwill associated with them, are of long standing and of sufficient value that Lindblad has full incentive, and Lindblad hereby agrees, to exercise its best efforts to assure that all Advertising and Trip Materials are of high quality, accurate, and carefully reviewed for textual and factual correctness, and will not risk any adverse associations to be connected with either Lindblad or NGS. Lindblad shall submit all materials required to be submitted to NGS hereunder as well in advance of the date on which Lindblad desires to commence production and/or use of the material as practicable, so that NGS shall have adequate time to independently evaluate and comment upon the same. With each submission, Lindblad shall specify in writing a reasonable time period for NGS’ response. NGS will use reasonable efforts to provide a response to Lindblad within the specified time frame. If Lindblad has not received any response from NGS by the end of the specified time frame (or such other time frame that was agreed upon by the parties), Lindblad will provide written notice by email to [*] or another NGS designee that a response is requested by the close of the next business day. If Lindblad receives no response from NGS by the close of the next business day, Lindblad may go forward and NGS shall have no right to disapprove such material thereafter. If, however, NGS believes that the initial time period specified by Lindblad is not reasonable, NGS will promptly notify Lindblad thereof. If the parties cannot come to resolution on the time period, and Lindblad follows the procedures outlined above and has not received a substantive response from NGS on the submission, Lindblad may thereafter proceed to use the materials, but without prejudice to NGS’ right to establish that the time period specified by Lindblad was unreasonable and was therefore a material breach of the Agreement by Lindblad. Lindblad will make reasonable efforts to address NGS’ comments to NGS’ satisfaction. NGS shall have the right to disapprove any materials submitted hereunder in writing if it determines that the materials in question would impair the value and goodwill associated with the Licensed Marks or the Licensed Content by reason of (i) their use of materials or content which are inconsistent with NGS’ public image or the image of the Licensed Property or are inaccurate or which may in any way disparage or adversely affect NGS or its reputation; or (ii) their use of materials or content which are unethical, immoral, or offensive to good taste (the standards set forth in (i) and/or (ii) constituting “Cause”). In the event that Lindblad goes forward in spite of NGS’ disapproval, NGS shall have the right to terminate this Agreement as provided in the Section (ii) headed TERMINATION.

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(d)          Itineraries; Advertising and Trip Materials.

(i)            In accordance with the schedule in Exhibit A, Lindblad will present to NGS proposed Lindblad Trip itineraries for each calendar year of the Term, including retail prices, for NGS’ review. In collaboration with Lindblad, NGS will review all Itineraries with regional experts affiliated with NGS to solicit feedback on the itineraries and identify opportunities to add in special National Geographic experiences. Lindblad will incorporate the special National Geographic experiences, where feasible and appropriate. Lindblad will specify a reasonable time period for NGS to alert Lindblad of any material concerns relating to the Itineraries. Lindblad will make reasonable efforts to address NGS’ concerns to NGS’ satisfaction. Additionally, Lindblad will notify NGS of any changes in or refinements to a published Itinerary, and the process outlined above will apply.

(ii)          The NGS and Lindblad co-branded presentation and mission statement is attached in Exhibit C NGS and Lindblad Mission Statement and Co-Branding. NGS and Lindblad shall mutually agree on any changes to the co-branded style or mission statement for use in promoting the association between NGS and Lindblad with respect to the Lindblad Trips. All uses of the Co-Branding on Advertising and Trip Materials shall contain either the agreed upon NGS and Lindblad Mission Statement in its entirety or an alternate statement mutually agreed by the parties. Lindblad agrees to follow the guidelines made available online on the National Geographic Brand/Design Identity Guidelines website in the creation of all Advertising and Trip Materials. Lindblad will designate a person within its organization to help ensure compliance with all guidelines.

(iii)         Lindblad shall not use any of the Licensed Property in connection with any press releases relating to the Lindblad Trips without first receiving the written approval of NGS. Lindblad shall not use any of the Licensed Property in connection with any magazine, newspaper, television, radio, billboard or other advertisements (collectively, “Media Materials”) without first receiving the written approval of NGS. Lindblad will submit Media Materials that use any of the Licensed Property to NGS for review in the manner provided in Section (ii) of General Procedures, above. With regard to materials for the Lindblad Trips other than Media Materials (e.g., brochures, newsletters, pre-trip materials, website content and other customer communications), Lindblad will submit such materials that use any of the Licensed Property to NGS for review in the manner provided in Section (ii) of General Procedures, above.

(iv)            Lindblad will provide NGS, [*], with copies of all published Lindblad Trip brochures at the time of publication.

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(e)            Maintenance of Quality. With respect to materials that are required to be reviewed or approved by NGS hereunder, Lindblad agrees to maintain the quality of such materials up to the specifications, quality, and finish of the sample of such item reviewed or approved by NGS, and agrees not to change the item in any material respect without first submitting to NGS samples showing such proposed changes and obtaining written approval of such samples by NGS. From time to time after it has commenced printing of Advertising and Trip Materials, Lindblad, upon request, shall furnish [*] to NGS a reasonable number of random production samples of any Advertising and Trip Materials specified by NGS in its request.

(f)            Costs and Expenses. Lindblad shall bear the sole responsibility and expense for submission, preparation, protection, shipping, insurance and storage of all artwork, designs, text, writings, lettering, drawings, samples, sound recordings, videos or similar materials and all creative and manufacturing materials prepared by or for Lindblad with respect to the design or production of the Advertising and Trip Materials.

(g)            Images; Reimbursement for Artwork. If Lindblad requests NGS to furnish any photographs, artwork, transparencies, reproductions or other such similar materials (collectively, “Artwork”) of the Licensed Property, Lindblad agrees to reimburse NGS, as applicable, for its transparency reproduction, digital scanning, printing and other costs in supplying said Artwork. Lindblad agrees to reimburse NGS for the full amount of each such Artwork expense within thirty (30) days of receipt of NGS’ invoice stating the cost and nature of the expenditure. If Lindblad wishes to use photographs originating with NGS for the purposes of promoting the Lindblad Trips, Lindblad shall so notify NGS, and NGS will provide Lindblad rights to use select photographs for the purpose of promoting the Lindblad Trips [*] to Lindblad, provided that NGS has the right to license such photographs to Lindblad [*]. Lindblad will be responsible for acquiring and clearing rights and ensuring that model releases have been secured, if necessary, for any such photographs. All uses of such photographs will be subject to NGS review, and will include all appropriate photo credits, as directed by NGS. Lindblad will be responsible for any incremental expenses related to rights acquisition for an image in cases where NGS does not have the right to license it to Lindblad.

(h)            Return of Artwork. All Artwork furnished to Lindblad by or on behalf of NGS shall remain the property of NGS or its respective owner, and Lindblad shall, upon NGS request, promptly return all Artwork delivered to Lindblad. Lindblad agrees that it shall return all Artwork in the same, undamaged condition as delivered by NGS.

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18.          PROTECTION OF LICENSED PROPERTY.

(a)            Recognition. Lindblad acknowledges that the Licensed Property is famous throughout the world and has significant value for use in connection with the sale of travel-related goods and services, and further that all of Lindblad’s uses of the Licensed Property under this Agreement shall, as between Lindblad and NGS, inure to the benefit of NGS. Lindblad acknowledges that it is not acquiring any interests or rights in the use of the Licensed Property apart from the license set forth in this Agreement. Lindblad shall make no use the Licensed Property in any manner which may, in NGS’ reasonable judgment, be inconsistent with NGS’ public image or which may in any way disparage or adversely affect NGS or its reputation, nor shall Lindblad, or any of its agents or employees, take any actions or conduct the operation of Lindblad’s business as it relates to the Lindblad Trips in any manner which may, in NGS’ reasonable judgment, be inconsistent with NGS’ public image or which may disparage NGS or its reputation.

(b)            Injunctive Relief. Lindblad acknowledges and agrees that the Licensed Property possess a special, unique and extraordinary character that makes difficult the assessment of the monetary damages that would be sustained as a result of the unauthorized use of the Licensed Property. Lindblad recognizes that the unauthorized or unapproved use of the Licensed Property will cause immediate and irreparable damage to NGS for which NGS would not have an adequate remedy at law. Therefore, Lindblad agrees that, in the event of said unauthorized or unapproved use of the Licensed Property by Lindblad, in addition to such other legal and equitable rights and remedies as shall be available to NGS, NGS shall be entitled to injunctive and other equitable relief without breach of the arbitration Sections of this Agreement and without any abridgement of the powers of the arbitrators, without the necessity of proving damages or furnishing a bond or other security.

(c)            Use of Licensed Property; Ownership of Intellectual Property. Lindblad agrees not to use at any time during the Term or thereafter any other trademark, brand name, trade name, symbol, logo, design, character or the like which is similar to or may be confused with the Licensed Property. Lindblad will not take any action that will harm or prejudice the Licensed Property or NGS’ rights therein in any way during the Term or thereafter. All copyright, trademark, trade dress or other intellectual property and proprietary rights in the Advertising and Trip Materials arising from Lindblad’s use, adaptation or modification of the Licensed Property, and any other intellectual property and proprietary rights in materials developed under this Agreement that employ the Licensed Property and were developed for the first time by or for Lindblad for use in connection with the Advertising and Trip Materials shall be for the benefit of and procured in the name of NGS, notwithstanding their creation by Lindblad or a third party on Lindblad’s behalf, and shall hereby be deemed a work made for hire within the meaning of the United States Copyright Laws. Lindblad further hereby assigns to NGS any and all rights, throughout the world and in perpetuity, in and to the materials described in the preceding sentence, and Lindblad agrees to execute any documents necessary to perfect such assignments. All intellectual property and proprietary rights in any film, video, still photography or other materials created by NGS or its agents, employees or contractors during any Lindblad Trip remains the sole property of NGS. Notwithstanding the foregoing, Lindblad retains all rights to its own pre-existing trademarks and trade names. All intellectual property and proprietary rights in any film, video, still photography or other materials created by Lindblad or its agents, employees or contractors during or on any of the Lindblad Trips shall be the sole property of Lindblad, subject, however, to all the provisions of this Agreement to the extent any use of the Licensed Property is employed therein; and Lindblad shall have the right to protect its unfettered right to use such materials by editing out any or all Licensed Property.

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(d)            Corporate Use. Lindblad shall identify itself in all relevant transactions as a licensee of, and separate legal entity from, NGS as opposed to an integrated, divisional or consolidated part of NGS’ business. Lindblad shall not use any of the Licensed Property in Lindblad’s name or in the name of any operating entity or business formed by Lindblad or in which Lindblad has a business or financial interest, without the prior written consent of NGS. Lindblad shall not use or incorporate any of the Licensed Property on or in connection with any business to business communications (boat leases, employment agreements, food services, etc.), business cards, stationery items (except Lindblad to consumer material, specifically excluding Lindblad Travel Insurance brochure and any correspondence solely related to Lindblad Travel Insurance), or other similar materials. Lindblad further agrees that it shall not use or incorporate, in any manner or form, any of the Licensed Property as a domain name, nor shall Lindblad seek trademark, copyright or domain name registration of the same, without the prior written consent of NGS.

(e)            Infringement. Lindblad shall promptly advise NGS of any activity potentially infringing upon the Licensed Property and shall further promptly provide Notice to NGS of all claims and potential claims of which it has notice or knowledge and all suits threatened or brought against Lindblad involving the Licensed Property. Any decision with respect to the protection and defense of the Licensed Property shall be solely in the discretion of NGS and Lindblad may not take any action with respect thereto without the prior written consent of NGS. In no event shall Lindblad have the right, without NGS’ prior written consent, to acknowledge the validity of any claim brought by any party in connection with the Licensed Property, to obtain or seek a license from such party, or to take any action which might impair NGS’ ability to contest the claim. Lindblad shall cooperate with NGS with respect to actions described in this Section which are taken by NGS. The expenses for Lindblad’s cooperation shall be subject to NGS’ prior approval and shall be reimbursed by NGS.

(f)            Trademark and Copyright Notices. Lindblad shall affix such copyright, trademark or other legal notice as shall be required by NGS and/or as prescribed by law and any credits required by NGS on the Advertising and Trip Materials. Prior to affixing said copyright, trademark or other legal notice or credit, Lindblad shall submit the desired content, form, location and size of each said notice for NGS’ review and approval as provided in the Section headed QUALITY CONTROLS AND PROCEDURES.

(g)            Trademark Registration Maintenance. Lindblad shall, at NGS’ request and NGS’ expense, assist NGS in confirming, registering, renewing or prosecuting the rights of NGS or its designee in the Licensed Property, in any country or with any government agency, and Lindblad shall execute any required documents in this regard, including, but not limited to, providing NGS with all necessary dates and other information sufficient to enable NGS or its designee to apply for and obtain copyright and trademark registrations. Upon request, Lindblad shall provide NGS, [*],[*] of any Advertising and Trip Material for use as trademark and copyright registration specimens.

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19.          INSURANCE OBLIGATIONS.

(a)            Lindblad agrees to maintain, at its own expense, and on a current basis, the following liability insurance policies with coverage for each Lindblad Trip as follows:

(i)            Commercial General Liability with a minimum limit of [*] per occurrence and [*] in the aggregate;

(ii)          Workers’ Compensation insurance with a statutorily required limit and Employers’ Liability with a limit of [*];

(iii)         Watercraft Liability including Protection and Indemnity and Maritime liability for [*] (if the Umbrella includes this coverage as an underlying policy) or [*] (if the Umbrella does not) for all Lindblad-owned vessels. If vessel is leased, then vessel owner must provide proof of P&I and Maritime Liability insurance;

(iv)          Standard Travel Agents’ Professional Liability insurance (errors and omissions coverage) in the amount of at least [*] per occurrence and in the aggregate;

(v)           Automobile Liability insurance covering all Lindblad-owned, non-owned and hired vehicles with a [*]combined single limit;

(vi)          Umbrella Liability insurance with a limit of [*] per occurrence and in the aggregate;

(vii)         Non-Owned Aircraft Liability insurance with a limit of [*] per occurrence and in the aggregate. This requirement only applies if the Trip includes the charter or hire of any aircraft.

Coverage consistent with the foregoing shall be maintained at all times during the Term, and for a period of at least twelve (12) months thereafter.

(b)            Lindblad agrees to maintain, at its own expense, and on a current basis, worker’s compensation insurance in the statutorily required amount and employer’s liability insurance with a limit of [*]. If Lindblad cannot provide workers’ compensation insurance to a NGS Expert, Lindblad agrees to include notice of this omission in the written contract (described in Section headed NGS EXPERTS) between the NGS Expert and Lindblad.

(c)            It is understood and agreed that the insurance limits stated above are minimum requirements, and the actual limits of any of the policies in excess of the stated amounts shall not be withheld from NGS should the stated limits be exhausted. Lindblad shall maintain insurance policies in form, amounts and with such companies as are reasonably acceptable to NGS and licensed to do business in the District of Columbia. Such acceptance will not be unreasonably withheld.

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(d)            Each policy, with the exception of worker’s compensation and Protection and Indemnity, will be endorsed to list the “National Geographic Society, its subsidiaries, trustees, directors, officers and employees” as an Additional Insureds. The Protection and Indemnity policy will be covered by a “misdirected arrows” endorsement giving NGS similar protection. All policies will state that NGS shall be given at least [*] advance written notice of cancellation. Lindblad agrees to have its insurance company or companies provide NGS with a certificate of insurance evidencing the above-required insurance within thirty (30) days following the Execution Date.

(e)            It is understood and agreed that, with respect to services to be provided by Other Providers, Lindblad will act solely as an agent of the Other Providers in selling such services to Participants. It is further understood and agreed that all Participants may be subject to the terms and conditions of a contract with Other Providers covering services provided to the Participant. No responsibility and liability is accepted or assumed by Lindblad or NGS, and Lindblad and NGS disclaim all responsibility and liability, for those portions of any Lindblad Trip as to which liability and responsibility are governed by the conditions of the contract of carriage or by contracts with Other Providers.

(f)          Lindblad will specifically include the following highlighted language and this paragraph in any Terms and Conditions that it publishes or distributes:

Responsibility and Other Terms & Conditions: Certain other provisions, concerning among other things, limitations of Lindblad Expeditions’ and the National Geographic Society’s liability for loss of property, injury, illness, or death during the voyage, will be provided to passengers on the ship’s ticket sent prior to departure, and are also available on our website at (www.expeditions.com/shipsticket), or upon request. By registering for this trip, the guest agrees to all such Terms & Conditions.

20.          COMPLIANCE WITH LAWS AND REGULATIONS.

(a)            Lindblad will ensure that its business practices and activities as they relate to the performance of this Agreement and the obligations hereunder, including, but not limited to, the operation and promotion of the Lindblad Trips, shall be in material compliance with all applicable legal requirements, standards, laws, regulations and ordinances, in the United States and in other applicable jurisdictions in which the Lindblad Trips operate. Lindblad will ensure that the Lindblad Ships meet all applicable statutory, regulatory and classification society health, safety and quality standards, including without limitation International Maritime Organization, SOLAS, and Det Norske Veritas standards. Upon any final and non-appealable finding or determination that Lindblad’s business practices or activities have violated any applicable labor laws or regulations, Lindblad shall take all necessary steps to correct such violation, including without limitation, paying all applicable back wages found due to workers.

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(b)           To the best of Lindblad’s knowledge, the Advertising and Trip Materials will not infringe the patent or intellectual property rights or other rights of third parties.

21.          WARRANTIES; INDEMNIFICATIONS; LIMITATIONS ON LIABILITY.

(a)            Representations and Warranties. NGS represents and warrants that it has the right to enter into this Agreement and to convey to Lindblad the rights granted herein, subject to the conditions and limitations set forth herein. Lindblad represents and warrants that it has the right to enter into this Agreement and has the authority, capacity, finances and other qualifications to perform its obligations hereunder. Lindblad further warrants that neither it nor any of its officers, directors and principals is (i) a party to any pending or threatened litigation or government administrative proceeding or investigation which, if resolved adversely to Lindblad, would have a material affect on Lindblad’s ability to perform its obligations under this Agreement, or which would make any of the other warranties and representations made by Lindblad in this Agreement untrue, or (ii) currently involved, or has been involved in the past, in any investigation or inquiry made by the Securities and Exchange Commission or any other domestic or foreign governmental body or regulatory organization with authority to administer and/or enforce securities laws and/or regulations.

(b)            No Representation as to Revenue; Duty to Inform. Lindblad agrees and acknowledges that Lindblad has independently evaluated its business and its ability to utilize this Agreement in its business and to achieve the goals set by Lindblad for its business, and that NGS has no responsibility or liability to Lindblad for any failure of Lindblad to exploit its rights under the Agreement in accordance with Lindblad’s own expectations. Lindblad will notify NGS in the event that Lindblad discovers it will not be able to fulfill its financial obligations to either NGS, booked guests or any other third parties within [*] of the financial obligations due date.

(c)            Lindblad’s Indemnifications. Lindblad agrees to indemnify and hold NGS, its subsidiaries and affiliates, and their respective officers, directors, and employees, harmless from any liability, damages, loss, cost, expenses, and reasonable attorney’s fees which NGS may hereafter incur, suffer, or be required to pay by reason of or in consequence of bodily injury, sickness, death, property damage, or other loss arising out of Lindblad’s negligence or breach of its obligations, warranties or representations herein, except to the extent that such liability, damages, loss, cost, or other expenses are occasioned in whole or in part or caused directly or indirectly by any negligent act or omission of NGS, its subsidiaries, affiliates or their respective officers, directors, and employees. Lindblad further agrees to indemnify and hold NGS, its subsidiaries and affiliates, and their respective officers, directors, employees, and agents harmless from any and all loss, damage, liability, costs, or expenses, including reasonable attorney’s fees, with respect to any claim arising from NGS’ use of any image(s) or other content provided by Lindblad or its affiliates or agents to promote the Lindblad Trips.

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(d)            NGS’ Indemnifications. NGS agrees to indemnify and hold Lindblad, its subsidiaries and affiliates, and their respective officers, directors, and employees, harmless from any liability, damages, loss, cost, expenses, and reasonable attorney’s fees which Lindblad may hereafter incur, suffer, or be required to pay by reason of or in consequence of bodily injury, sickness, death, property damage, or other loss arising out of NGS’ negligence or breach of its obligations, warranties or representations herein, except to the extent that such liability, damages, loss, cost, or other expenses are occasioned in whole or in part or caused directly or indirectly by any negligent act or omission of Lindblad, its subsidiaries, affiliates or their respective officers, directors, and employees. NGS further agrees to indemnify and hold Lindblad, its subsidiaries and affiliates, and their respective officers, directors, employees and agents harmless from any and all loss, damage, liability, costs, or expenses, including reasonable attorney’s fees, with respect to any claim that any Licensed Property, as used by Lindblad in compliance with all the terms of this Agreement, infringes the intellectual property rights of any third party.

(e)           Indemnification of Third-Party Claims. The following provisions shall apply to any claim subject to indemnification which is (A) a suit, action or arbitration proceeding filed or instituted by any third party, or (B) any other form of proceeding or assessment instituted by any government entity.

(i)            Notice and Defense. The party or parties to be indemnified (whether one or more, the “Indemnified Party”) will give the party from whom indemnification is sought (the “Indemnifying Party”) prompt Notice of any such claim, and the Indemnifying Party will undertake the defense thereof by representatives chosen by it. Failure to give such Notice shall not affect the indemnifying Party’s duty or obligations under this Section, except to the extent the Indemnifying Party is prejudiced thereby. So long as the Indemnifying Party is defending any such claim actively and in good faith, the Indemnified Party shall not settle such claim. The Indemnified Party shall make available to the Indemnifying Party or its representatives all records and other materials required by them and in the possession or under the control of the Indemnified Party, for the use of the Indemnifying Party and its representatives in defending any such claim, and shall in other respects give reasonable cooperation in such defense.

(ii)            Indemnified Party’s Rights. Notwithstanding anything in this Section to the contrary, the Indemnifying Party shall obtain the written consent of the Indemnified Party before the Indemnifying Party settles or compromises any claim or consents to the entry of any judgment which fails to include as an unconditional term thereof the giving by the claimant or the plaintiff to the Indemnified Party of a release from all liability in respect of such claim.

(f)            Limitation Of Liability. EXCEPT FOR A CLAIM ARISING FROM A BREACH OF THE OBLIGATIONS WITH RESPECT TO CONFIDENTIAL INFORMATION AND FOR PAYMENTS TO THIRD PARTIES PURSUANT TO THIS SECTION, NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY INDIRECT, INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES, INCLUDING WITHOUT LIMITATION DAMAGES FOR LOST PROFITS, INCURRED BY EITHER PARTY, WHETHER IN AN ACTION IN CONTRACT OR TORT, EVEN IF SUCH DAMAGES WERE FORESEEABLE OR IF THE PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

22.          TERMINATION.

(a)         [*] Termination by NGS. In addition to the termination rights stated elsewhere in this Agreement, NGS shall have the right to terminate this Agreement [*], by giving Notice to Lindblad, in any of the following situations:

(i)            Default in Payments. If Lindblad fails to timely make any Royalty Payments, NGS may terminate this Agreement [*]; provided, however, that Lindblad shall have the opportunity to cure the [*] breach by Lindblad in any [*] period by making full payment to NGS within [*] of receipt of Notice.

(ii)          Approvals. If Lindblad publishes, distributes, or uses any press releases or any Media Materials which have not been approved as required herein, or any other Advertising and Trip Materials which have been timely disapproved for Cause, or makes any use of the Licensed Property not authorized under this Agreement, or if Lindblad knowingly conducts a Lindblad Trip subject to this Agreement in any destination which at the time is prohibited under Section (b) of the Section headed CHANGES IN ITINERARY AND TRIP CANCELLATIONS of this Agreement, NGS may terminate this Agreement [*].

(iii)         Insurance Coverage. If Lindblad fails to comply with the terms of the Section headed INSURANCE AND LIABILITY, NGS may terminate this Agreement [*]; provided, however, that Lindblad shall have the opportunity to cure such breach by providing documentation to NGS establishing Lindblad’s compliance with the Section headed INSURANCE AND LIABILITY within [*] after any lapse of (or initial failure to obtain) the requisite insurance coverage or other breach of the Section headed INSURANCE AND LIABILITY.

(iv)          Force Majeure. Should any Event of Force Majeure as defined in the Section Force Majeure in MISCELLANEOUS, below, prevent any Lindblad Ship from operating Lindblad Trips for a period of more than [*].

(v)           Expiration of Right to Terminate. In the case of the termination rights of NGS pursuant to the foregoing sub-Section (i) through (iv) above, such termination rights shall expire, with respect only to the specific event triggering such right, at the close of business on the [*] following the date on which NGS obtained actual knowledge of the occurrence of such triggering event, except in cases where NGS has allowed Lindblad time to cure the default, but Lindblad thereafter does not cure the default, in which case NGS shall retain its termination rights. Lindblad shall have the burden of proving the actual knowledge of NGS. The expiration of any termination right with respect to any single specific triggering event shall not relieve Lindblad from any of its obligations hereunder, nor shall such expiration constitute a waiver of any other rights or remedies available to NGS under this Agreement or under applicable law.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(b)           Termination by NGS Upon Notice to Lindblad. NGS may terminate this Agreement upon Notice to Lindblad as set forth below:

(i)            Insolvency. In the event of Lindblad’s voluntary or involuntary insolvency, commission of an action of bankruptcy, adjudication of bankruptcy, the filing of a petition for voluntary bankruptcy or similar proceeding, or an agreement between Lindblad and its creditors generally (including trade creditors) is entered into providing for extension or composition of debt, or a receiver is appointed to administer the assets of Lindblad, or the assets of Lindblad are liquidated, or any distress, execution or attachment is levied on any one or more of the Lindblad Ships, NGS shall have the right to terminate this Agreement, by giving Notice to Lindblad. In the event of the filing by any third party of a petition for involuntary bankruptcy of Lindblad, NGS shall have the right to terminate this Agreement, by giving Notice to Lindblad, in the event such petition has not been dismissed within [*] after such filing.

(ii)          Ownership or Management Change. If Lindblad experiences a change of control, where change of control means a party acquires a controlling interest in Lindblad or a substantial portion of Lindblad’s assets during the Term or if Lindblad experiences a change in management where Sven Lindblad is in no longer in a senior management role at Lindblad.

(iii)         Complaints. Should NGS have credible evidence of a serious pattern or trend of Participant complaints, or if NGS determines in good faith that NGS’ reputation or goodwill may be damaged due to its relationship with Lindblad, and if, after providing Lindblad with Notice setting forth NGS’ basis for the Notice, Lindblad fails to address the issues set forth in the Notice within [*].

(c)            Termination by Lindblad. In addition to the termination rights stated elsewhere in this Agreement, Lindblad shall have the right to terminate this Agreement, by giving Notice to NGS, as follows: If the review procedures outlined in the Section headed Timing and Standard of Review, of QUALITY CONTROLS AND PROCEDURES, General Procedures have resulted in a [*] in any calendar year which (i) Lindblad reasonably believes are unreasonable determinations of Cause on the part of NGS, and (ii) have caused Lindblad material expense or loss of revenue, then Lindblad may provide written Notice to NGS specifying its allegations. The parties shall attempt in good faith to resolve the issues specified but, if no written evidence of resolution has been signed by both parties within [*] after service of such Notice, then Lindblad shall have the right to terminate the Agreement by written Notice served upon NGS within [*] after the next succeeding [*] by NGS within the same calendar year of any Lindblad submission which meet the criteria established in (i) and (ii) above. If Lindblad fails to exercise the foregoing termination right, then it shall expire, and any subsequent termination by Lindblad under this Section (c) may be based only on meeting the above standard for [*]occurring thereafter.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(d)            Termination Upon Thirty Days Notice. Should Lindblad or NGS commit a material breach of any of the terms, conditions or obligations of this Agreement, other than as specified in foregoing Sections (a), (b), and (c), the non-breaching party may terminate this Agreement upon [*] Notice. At the expiration of said [*], the non-breaching party may terminate the Agreement unless: (i) prior to the expiration of said [*]the breach has been cured by the breaching party to the reasonable satisfaction of the non-breaching party; or (ii) the breaching party obtains an extension of the [*] cure period in writing from the non-breaching party, because the breach cannot be cured in [*] and the breaching party has commenced all reasonable efforts to cure said breach. If the breaching party obtains such an extension, the non-breaching party retains the right to terminate the Agreement at the conclusion of the extension period, unless the breach has been cured to the satisfaction of the non-breaching party.

(e)            Termination for Failure to Achieve Growth Target. If, in any [*], Lindblad Expeditions’ Net Revenue growth is [*], NGS or Lindblad has the right to terminate this agreement by providing [*] advance Notice of intent to terminate within [*] after NGS’ receipt of [*] results.

(f)            Termination of Related Agreement. If either party terminates the Tour Operator Agreement, such termination shall act as an effective termination of this Agreement.

23.          RIGHTS AND DUTIES AFTER TERMINATION OR EXPIRATION.

(a)            Effective Date of Termination. The parties mutually acknowledge that termination of this Agreement prior to its scheduled expiration may cause substantial unbudgeted expense, potentially material loss of revenue, and possible public relations difficulty for one or both parties. It is therefore the intention of both parties that unless it is reasonably deemed necessary to avoid future damage to the terminating party (which may include damage to its goodwill and reputation) or unless NGS terminates pursuant to Sections (i) or (iii) of [*] Termination by NGS in TERMINATION, above, the process of termination by Notice shall be allowed to occur over a period sufficient to allow for mitigation of these forms of injury. Any Notice of termination of this Agreement shall specify an effective date of the termination, which date shall be on or after the operative date of termination. The date on which a party gives Notice of termination for any reason stated in TERMINATION, above, is referred to in this Section as the “Notice Date”; the effective date of termination specified in the Notice of termination is referred to in this Section as the “Effective Date of Termination.”

(b)            Use of Licensed Property. Following the Notice Date, Lindblad shall only be permitted to use the Licensed Property specifically in connection with any Lindblad Trips with a departure date prior to the Effective Date of Termination. With respect to compliance that involves physical modification or legal action (for example, changing the name of the NGS Ship, to the extent Licensed Property must be physically and legally removed), Lindblad agrees to begin preparations immediately upon the Notice Date, with an eye to compliance as of the Effective Date of Termination, and to prosecute diligently and complete the process as soon as practicable, but in no event later than [*] after the Notice Date or on the Effective Date of Termination, whichever occurs later.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

(c)            Disposition of Materials. Promptly after the Effective Date of Termination or the expiration of this Agreement, Lindblad shall return to NGS any and all materials furnished hereunder to Lindblad by NGS, and shall promptly dispose of, by delivery to NGS or by destruction, at NGS’ option, and [*] to NGS, all advertising, promotional matter and other written materials bearing the Licensed Property which are then in its possession or subject to its control (other than Lindblad’s own file copies).

(d)            Publicity. The parties agree to work together to develop means of communicating the termination of the Agreement to future Participants of Lindblad Trips departing after the Effective Date of Termination, and to the public in general as deemed appropriate, in a manner that is factual and that is designed to avoid, where possible, damage to either party’s reputation and goodwill. All such communications shall be subject to mutual approval. For all Lindblad Trips that depart after the Effective Date of Termination that were promoted using Licensed Property prior to the Notice Date, Lindblad shall include a notification, to be approved in advance by NGS, in the pre-trip materials that the Lindblad Trip is no longer associated with NGS. Lindblad agrees to provide, in its terms and conditions of passage for all Lindblad Trips promoted using Licensed Property, that termination of the Agreement shall not constitute grounds for refunds or cancellation by Participants.

(e)            Royalties. The Royalties provided for herein shall continue to apply to all departures through the Effective Date of Termination or expiration of the Agreement, but shall not apply to later departures except in the event that Lindblad terminates in accordance with the Section headed Growth in TERMINATION, Termination by NGS Upon Notice to Lindblad above or except in the event that NGS terminates in accordance with Section Default in Payments in TERMINATION, [*] Termination by NGS above, in which case Royalties will be due to NGS for any Participants who booked on or before the Notice Date on Lindblad Trips departing after the Effective Date of Termination.

(f)            Additional Obligations of Lindblad. In addition to the foregoing:

(i)            Lindblad shall deliver to NGS the entire contents of any database that NGS has provided Lindblad within [*] of the Effective Date of Termination or expiration of the Agreement;

(ii)          Lindblad shall cancel all NGS Experts on Lindblad Trips departing after the Effective Date of Termination;

(iii)         All rights and licenses herein granted to Lindblad shall cease and revert to NGS as of the Effective Date of Termination or expiration of the Agreement; and, Lindblad will only have the right to use the Licensed Marks after the Notice Date to specifically promote any Lindblad Trips which commence prior to the Effective Date of Termination;

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(iv)          Lindblad hereby warrants that it shall not use the Licensed Property in any manner which may, in NGS’ reasonable judgment, be inconsistent with NGS’ public image or which may in any way disparage or adversely affect NGS or its reputation, nor shall Lindblad, or any of its agents or employees, take any actions or conduct the operation of Lindblad’s business as it relates to the Lindblad Trips in any manner which may, in NGS’ reasonable judgment, be inconsistent with NGS’ public image or which may disparage NGS or its reputation; and

(v)           Lindblad shall promptly deliver all Artwork and confidential information provided to Lindblad by or on behalf of NGS, and materials in any form to which NGS has ownership rights pursuant to this Agreement.

24.          MISCELLANEOUS.

(a)            Relationship. This Agreement (and all its provisions) is a license only, and does not constitute a franchise. The parties intend and acknowledge that their relationship created by this Agreement or otherwise is not subject to the franchise or other business opportunity laws of any country or state and sub-division thereof. This Agreement shall not create nor be considered as constituting a partnership, employer-employee relationship, joint venture, or agency. Neither the parties hereto nor any of their employees, representatives or agents shall have the power or authority to bind or obligate any other party, except as explicitly set forth in this Agreement.

(b)            Assignment. Without the prior written consent of the other party, which may be withheld for any reason or no reason, neither party may directly or indirectly assign, transfer, sublicense or encumber any of its rights or obligations under this Agreement. For purposes of this Agreement, an assignment of this Agreement will include, without limitation, the following: (i) a transfer or conveyance of the beneficial ownership or control of fifty percent (50%) or more of Lindblad’s controlling stock; or (ii) the sale or transfer of all or substantially all of a party’s assets. If either party attempts to assign, transfer, sublicense or otherwise encumber any portion of this Agreement without the other’s prior written consent, such attempted grant, assignment, transfer, sublicense or encumbrance shall be null and void and the non-transferring party shall have the right to terminate this Agreement immediately by providing Notice to the other party.

(c)            Force Majeure. Neither NGS nor Lindblad shall have any liability to the other for failure to perform or delay in performance of any obligations under this Agreement or for any loss or damage due to delay, cancellation, or disruption caused in any manner by the laws, regulations, acts or failure to act, demands, orders, or interpositions of any government or any subdivision or agent thereof, or by acts of God, strikes, fire, flood, war, rebellion, terrorism, insurrection, sickness, quarantine, epidemics, theft, or any other cause(s) beyond the reasonable control of either party whether similar or dissimilar to the foregoing (an “Event of Force Majeure”); provided, however, that in no event shall Lindblad be excused from its payment obligations to NGS, regardless of any Event of Force Majeure.

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(d)            Confidentiality.

(i)            Confidentiality of Agreement. Each party agrees to keep the terms and conditions of this Agreement confidential, and will not disclose such terms and conditions to any third party.

(ii)          Confidential Information of the Other Party. Each party agrees to maintain in confidence, and neither to disclose to any third party nor to use for any purpose except those covered by this Agreement, all information relating to the other party’s (or its affiliates’) schedules, creations, business plans, costs, names, marketing plans, licensing plans, research or other information relating to the planning, production, licensing or distribution of the other party’s products or services, and other information disclosed in the course of performance of this Agreement of a nature which a reasonable person would consider confidential.

(iii)         Exceptions. Notwithstanding the foregoing, a party (“receiving party”) may make disclosure (A) if the prior written consent of the other party (“disclosing party”) has been obtained; (B) on a need-to-know basis to its own attorneys, accountants, consultants and agents who are aware of the terms of this Section headed Confidentiality; (C) as may be required by applicable law or ordered by a court of competent jurisdiction, after giving the disclosing party notice and allowing such party to assist in resisting or limiting such disclosure; (D) as may be necessary in order to protect the receiving party’s rights hereunder; (E) to the extent such information is already in the public domain other than due to a breach by the receiving party; or (F) to the extent the receiving party can establish that it knew such information prior to disclosure by the disclosing party, received such information from a third party not known to owe a duty of confidentiality to the disclosing party, or independently developed such information.

(e)            Modifications of Agreement; Remedies. No waiver or modification of the terms of this Agreement shall be valid unless in writing, signed by both parties. Except as otherwise explicitly stated herein, failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of such rights, and a waiver by either party of a default in one or more instances shall not be construed as a continuing waiver or as a waiver in other instances.

(f)            Invalidity of Separable Provisions. If any term or provision of this Agreement is for any reason held by arbitrator(s) or order of a court of competent jurisdiction to be invalid, such invalidity shall not affect any other term or provision, and this agreement shall be interpreted as if such term or provision had never been contained in this Agreement; provided, however, that (i) where the provisions of any law causing such invalidity may be waived, they are hereby waived by the parties to the full extent permitted by law, and (ii) where the result of such invalidation would be effectively to deprive either party of a substantial portion of the consideration to be received by such party hereunder, the parties agree to use commercially reasonable efforts to negotiate a valid amendment to this Agreement that would restore the parties to the economic positions occupied under the original Agreement, failing which, after thirty (30) days, the party prejudiced by such invalidation may terminate the Agreement by written notice to the other.

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(g)            Survival. Notwithstanding any other provision of this Agreement, the rights and obligations under Sections TERMS OF PAYMENT, REPORTS AND RECORDS, PROTECTION OF LICENSED PROPERTY, INSURANCE OBLIGATIONS, COMPLIANCE WITH LAWS AND REGULATIONS, WARRANTIES; INDEMNIFICATIONS; LIMITATIONS ON LIABILITY, RIGHTS AND DUTIES AFTER TERMINATION OR EXPIRATION, MISCELLANEOUS shall survive the expiration or termination of this Agreement.

(h)            Governing Law. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the District of Columbia, regardless of the place or places of its physical execution and performance, and without regard to the conflict of law rules thereof. For purposes of judicial resolution, NGS and Lindblad each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts located in the District of Columbia and further hereby expressly waive any objections to the venue of said courts and the service of process and other legal documents and pleadings by any method approved by said courts.

(i)            Dispute Resolution. Each party hereby agrees to attempt to settle any dispute relating to this agreement through non-binding mediation at a mutually agreeable location in the District of Columbia within thirty days or as promptly as possible following notice of the existence of such a dispute from one party to the other. In the event that good faith efforts to mediate do not resolve such dispute, the parties agree to submit such dispute to binding arbitration under the rules of the American Arbitration Association governing the resolution of commercial disputes at a mutually agreeable location in the District of Columbia. The result of such arbitration shall be binding and enforceable in a court of competent jurisdiction. The parties may apply at any time to any state or federal court located within the District of Columbia for a temporary restraining order, preliminary injunction, or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrator(s).

(j)            Costs, Expenses, and Attorneys’ Fees. In any action, including alternative dispute actions, by either party to collect any amount due under this Agreement or to collect damages caused by any breach of this Agreement, the prevailing party shall be entitled to recover its costs and expenses, including without limitation, reasonable attorneys’ fees.

(k)            Counterpart Execution; Facsimile Execution. This Agreement may be executed in any number of counterparts with the same effect as if all of the parties had signed the same document. In place of the transmittal of original documents, and where permitted by applicable law, such executions may be transmitted to the other parties by facsimile, portable document format (pdf) or similar electronic image-based format (collectively, “Facsimile”) and such Facsimile execution shall have the full force and effect of an original signature. All fully executed counterparts, whether original executions or Facsimile executions or a combination, shall be construed together and shall constitute one and the same agreement.

(l)            Headings. The paragraph and section headings of this Agreement are inserted only for convenience and shall not be construed as a part of this Agreement.

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(m)          Entire Understanding. This Agreement contains the entire understanding of the parties with respect to its subject matter, and, for Lindblad Trips departing on or after January 1, 2008, supersedes all prior agreements, understandings, representations, communications and proposals, oral or written, relating to the subject matter hereof.

25.          EXHIBITS.

The following Exhibits are attached to and incorporated into this Agreement:

(a)	Exhibit A.	NGE promotional Calendar
(b)	Exhibit B.	Lindblad Discount Programs Currently In Place Beyond The General Discount Programs Offered In The Brochures
(c)	Exhibit C.	NGS and Lindblad Mission Statement and Co-Branding
(d)	Exhibit D.	Lifelong Explorer Operations
(e)	Exhibit E.	Lindblad / NGS Fund Agreement

NATIONAL GEOGRAPHIC SOCIETY		LINDBLAD EXPEDITIONS, INC.

By:		By:
	Authorized Representative		Authorized Representative

Print Name:		Print Name:

Title:		Title:

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EXHIBIT A

Product Development / Marketing Timeline

NGE and Lindblad agree to cooperate to meet the following schedule in order to complete NGE marketing materials accurately and on time. This schedule may be amended by mutual agreement.

May Catalog
Promoting departures from September current year – May following year
Projected in home date of early May

1.	September– Conference call to discuss preliminary plans for ship locations, desired itineraries, trip length, new vs. repeat trips, NG enhancement opportunities, and customer preferences.

2.	October– Itineraries with day-to-day overviews and dates submitted to NGS.

3.	November– NGE decides which itineraries will be featured in its catalog and NGE/Lindblad determine which departures to assign NG Experts.

4.	December– NGE and Lindblad identify NG Elements to be incorporated into itineraries.

5.	February– Catalog copy as specified in Section 5.2 of the Tour Operator Agreement to be provided by Lindblad.

July Catalog
Promoting departures from January – December following year (plus early season Antarctica)
Projected in home date of mid-July

1.	Mid-November– Conference call to discuss preliminary plans for ship locations, desired itineraries, trip length, new vs. repeat trips, NG enhancement opportunities and customer preferences.

2.	Mid-December– Itineraries with day-to-day overviews and dates submitted to NGS.

3.	Mid-January– NGE decides which itineraries will be featured in its catalog and NGE/Lindblad determine which departures to assign NG Experts.

4.	Mid-February– NGE and Lindblad identify NG Elements to be incorporated into itineraries.

5.	Early April– Catalog copy as specified in Section 5.2 of the Tour Operator Agreement to be provided by Lindblad.

January Catalog
Promoting departures from April – January of the following year
Projected in home date of early January

1.	Early June– Conference call to discuss preliminary plans for ship locations, desired itineraries, trip length, new vs. repeat trips, NG enhancement opportunities and customer preferences.

2.	Early July– Itineraries with day-to-day overviews and dates submitted to NGS.

3.	Early August– NGE decides which itineraries will be featured in its catalog and NGE/Lindblad determine which departures to assign NG Experts.

4.	Mid-August– NGE and Lindblad identify NG Elements to be incorporated into itineraries.

5.	Mid-September– Catalog copy as specified in Section 5.2 of the Tour Operator Agreement to be provided by Lindblad.

All future catalogs will follow a similar repeating pattern.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit B

Lindblad Discount Programs Currently In Place Beyond
The General Discount Programs Offered In The Brochures

1.            Friends for Life Discounts. This is a [*] discount given to [*] Friends for Life Members (“FFL Members”). These people became FFL Members by traveling between November, 2001 and April, 2002 after September 11th. Lindblad ran a promotion asking people to travel during these difficult times promising FFL Members discounts in the future if they traveled with us during that time period.

2.            Friends for Life Enrollees Travel Credits and Discounts. In 2003, Lindblad offered the FFL Members a further discount program if they advanced Lindblad certain funds. Depending on the amount FFL Members advanced to Lindblad, FFL Members would receive different levels of future travel credits and discounts, [*] FFL Members enrolled in the program at various levels.

The levels of enrollment were as follows.

➢	Enroll at a [*] Level. Enrollee receives up to [*] a year free travel [*] on any of the Lindblad Trips. For any amounts beyond [*], Enrollee receives a [*] reduction.

➢	Enroll at a [*] Level. Enrollee receives up to [*] a year free travel [*] on any of the Lindblad Trips. For any amounts beyond [*], Enrollee receives a [*] reduction.

➢	Enroll at a [*] Level. Enrollee receives up to [*] a year free travel [*] on any of the Lindblad Trips. For any amounts beyond [*], Enrollee receives a [*] reduction.

➢	Enroll at a [*] Level. Enrollee receives up to [*]a year free travel [*] on any of the Lindblad Trips. For any amounts beyond [*], Enrollee receives a [*] reduction.

Lindblad books these annual travel credits and the additional discounts as discounts off the cost of the Lindblad Trips.

3.            Participation Certificate Discounts. In 2002, Lindblad sold [*] Participation Certificate notes (“Notes”) in amounts between [*] and [*] to past travelers of Lindblad. Each Note had a term of [*] years with [*] amortization and paid interest of [*]: [*] in cash and [*] in travel credits on the Lindblad Trips. Lindblad books the travel credits from the Notes as discounts off the cost of the Lindblad Trips. Lindblad has extended the Notes through December 31, 2009.

4.            Friends and Family. When Lindblad has a bookings shortfall on certain imminent, departures for Lindblad Trips, in order to add more revenue to a Lindblad Trip, Lindblad will often offer a “Friends and Family” promotion. Lindblad makes the offer to a specific “Friends and Family,” list, and the “Friends and Family” offer is unavailable to the general public. The Friends and Family promotion usually consists of a special rate on it or a significant discount. Lindblad books the Friends and Family promotion as a discount off the cost of the Lindblad Trips to which it applies.

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EXHIBIT C

NGS and Lindblad Mission Statement and Co-Branding

Lindblad Expeditions and National Geographic have joined forces to inspire people to explore and care about the planet through expedition Travel. Our collaboration in exploration, research, technology and conservation provides extraordinary travel experiences and disseminates geographic knowledge around the globe.

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Exhibit D

Lifelong Explorer (LLE) Enrollments

Enrollment Criteria

NGE’s Lifelong Explorer Program (“Program”) enables guests to become eligible for discounts and other benefits upon the completion of their third NGE trip.

Below is a more detailed list of criteria for eligibility in the program:

NGE 3x:

Any guest who travels 3x with NGE is automatically enrolled in the Program.

Any combination of 3x Lindblad and NGE programs:

Guests who have traveled three times on any Lindblad Trips, including at least one time as a Lindblad/NGE Trip Participant, will be eligible for membership in the Program.

3x Lindblad only when booking a non-NGE/Lindblad Trip:

Once Lindblad confirms that they have traveled with Lindblad at least 3 times, NGE will honor the discount on the Program and will enroll the guest in NGE’s Program.

3x Lindblad only when booking a Lindblad Trip:

Lindblad will provide the equivalent discount to the Participant and enroll that individual in the Lindblad loyalty program.

Exclusions

If a guest who has traveled on a Lindblad Trip three or more times took his or her first Lindblad Trip as part of either a charter or a group and has never traveled as a Lindblad/NGE Trip Participant, that guest will be ineligible for membership in the LLE program.

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Communication

As Lindblad and NGE share no data across the organizations, the only way to handle these circumstances is through direct communication. Understanding the details of past guest travel history, issued credits and donations to the Lindblad/NG Fund will require research by and sharing of research results between Lindblad and NGE.

The standard process will be for a NGE-identified representative to speak directly with a Lindblad-identified representative to investigate credit usage requests or understanding guest travel history to qualify travelers for NGE’s LLE program.

NGS Fee

The process for handling LLE discounts is outlined in Section Obligations of Lindblad, sub-Section Incentives 5.17 of the Tour Operator Agreement.

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[*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

Exhibit E

Lindblad NGS Fund Agreement

AGREEMENT

This Agreement is entered into by National Geographic Society (“NGS”) and Lindblad Expeditions, Inc. (“LEX”) as of __________ ___, 2007 (the “Effective Date”).

WHEREAS, LEX has a long-standing commitment to global conservation, research, exploration, and education and is a leader in the field of responsible tourism, and NGS is a nonprofit membership educational organization dedicated to global conservation, research, exploration, and education; and

WHEREAS, LEX and NGS wish to work together toward their shared goal of supporting global conservation and exploration by establishing a grant program on the terms set forth in this Agreement:

THE PARTIES hereby agree:

1.	Plan for Expansion and Administration of Fund

NGS has established the Lindblad/NGS Fund for Conservation, Research and Exploration (the “Fund”) as set forth in the Alliance and License Agreement between NGS and LEX dated as of October 3, 2006 (“License Agreement”). By this agreement, the parties agree to expand the sources of funding for the Fund. The Fund will be derived primarily from two sources: (a) the Designated Royalty identified in the License Agreement; and (b) donations from Participants on Lindblad Trips (as such terms are defined in the License Agreement). Upon mutual agreement of the parties, NGS may also accept contributions or matching funds from third party organizations for the Fund. As further described in this Agreement, the parties agree to apply the Fund toward grant-making activities, the purpose of which is to support conservation, education and sustainable development projects. As of the Effective Date, [*] has been released from the Fund to support grants for such purposes; after the Effective Date, all grants from the Fund will be awarded through an advisory board as outlined in Section 2.

The Term of this Agreement shall be co-terminus with the License Agreement and any extension or renewal of the License Agreement. Upon expiration or termination of the License Agreement, this Agreement shall terminate except that the Board shall continue to operate, and NGS shall continue to administer funds, until the Fund has been fully expended.

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2.	Grant-Making

NGS and LEX jointly agree to establish an advisory board to the Fund committed to the cause of environmental and cultural stewardship. This advisory board (the “Board”) shall consist of five (5) members and shall include Sven Lindblad. To accomplish the purposes of the Fund, the Board shall prepare a plan of action for the Fund, identify and or call for grant proposals, and determine final grant recommendations at least once annually. Final recommendations from the Board will be presented to the Executive VP of Missions of NGS for her review and approval.

2.1	The structure of the Board will be as follows:

a.	The President of LEX shall be a Board member and appoint one additional Board member. The President of LEX, Sven-Olof Lindblad (“Lindblad”), will also be the founding Chairman of the Board.

b.	The Executive VP of Mission Programs of NGS shall appoint two Board members.

c.	The filth Board member shall be jointly appointed by the President of LEX and the Executive VP of Mission Programs of NGS.

d.	Each Board member other than the President of LEX and the Executive VP of Mission Programs of NGS shall serve for a term of two years and may be reappointed by the President of LEX and the Executive VP of Mission Programs of NGS, respectively, or in the case of the fifth Board member by joint approval of the President of LEX and the Executive VP of Mission Programs of NGS to additional terms.

e.	The party who appoints a Board member may remove that member at any time, with or without cause.

f.	The procedures outlined in this Section 2 shall supersede the project review process identified in Section 15(c) of the License Agreement.

2.2	Similar to all such grant programs operated by NGS, the administration of, and expenditures from, the Fund are subject to review by NGS’s Board of Trustees.

2.3	The Board shall from time to time adopt policies and procedures concerning meetings, voting, and actions taken by the Board.

3.	Contributions

3.1	LEX, in collaboration with NGS, shall plan and conduct fundraising efforts aboard each of its expedition ships to collect contributions for the Fund. All fundraising activities aboard the ships will be directed to the Fund, and contributions solicited by LEX shall be remitted directly to NGS. NGS shall review and approve, in advance and in writing, the form of all solicitations for the Fund. The parties will establish a mutually agreeable process for transferring the contributions to the Fund.

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3.2	Third party contributions to the Fund received by NGS shall be restricted subject to the content of the third party solicitations. It is the intention of the parties that funds solicited from third parties will not be subject to permanent restrictions on expenditure.

3.3	Under the License Agreement, NGS agreed to designate to the Fund 10% or the royalties paid by LEX under that agreement (the “Designated Royalty”). NGS agrees that the effective date of the Designated Royalties will be for royalties earned beginning January 1, 2006. The Designated Royalty shall be used for grants issued by the Fund, as well as administrative expenses associated with administering the Fund.

4.	Reporting

4.1	NGS shall report annually to LEX listing the names of the Fund grant recipients and the amount and purpose of awards and other expenditures made through the Fund.

4.2	NGS shall report quarterly to LEX the contributions to the Fund.

5.	Administration.

NGS will be responsible for managing and administering the Fund, including compliance with all repotting requirements.

6.	Solicitation of Donors.

NGS will maintain n list of Participants on Lindblad Trips who become donors to the Fund (the “Fund List”). NGS agrees that is will not use the Fund List to solicit additional donations to NGS or its programs; provided that (a) NGS may use any other list (including its own database), which may contain names that are also on the Fund List, to solicit donations, and (b) if a donor from the Fund List becomes a Grosvenor Council member by virtue of the size of his or her donation, NGS may send any communications that accompany Grosvenor Council membership, however NGS will not actively solicit an additional donation until one year after the initial donation, when NGS may contact that donor to offer continued Grosvenor Council membership.

7.	Governing Law.

This Agreement shall be governed in all respects, including validity, interpretation and effect, by the laws of the District of Columbia, regardless of the place or places of its physical execution and performance, and without regard to the conflict of law rules thereof. For purposes of judicial resolution, NGS and LEX each hereby irrevocably consent to the exclusive jurisdiction of the state and federal courts located in the District of Columbia and further hereby expressly waive any objections to the venue of said courts and the service of process and other legal documents and pleadings by any method approved by said courts.

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8.	Dispute Resolution.

Each party hereby agrees to attempt to settle any dispute relating to this agreement through non-binding mediation at a mutually agreeable location in the District of Columbia within thirty days or as promptly as possible following notice of the existence of such a dispute from one party to the other. In the evens that good faith efforts to mediate do not resolve such dispute, the parties agree to submit such dispute to binding arbitration under the rules of the American Arbitration Association governing the resolution of commercial disputes at a mutually agreeable location in the District of Columbia. The result of such arbitration shall be binding and enforceable in a court of competent jurisdiction. The parties may apply at any time to any state or federal court located within the District of Columbia for a temporary restraining order, injunction or other interim or conservatory relief, as necessary, without breach of this arbitration agreement and without any abridgment of the powers of the arbitrator(s).

THE PARTIES have executed this Agreement as of the date written above.

Lindblad Expeditions, Inc.		National Geographic Society

By:		By:

Name:	Sven-Olof Lindblad	Name:	Terry Garcia

Title:	President	Title:	Executive Vice President Mission Programs

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